Exhibit 10.9

Jim Courter CEO & Vice Chairman	IDT Corporation 520 Broad Street Newark, NJ 07102 USA P 973 438/4300 - 973 438/1503 jcourter@corp.idt.net

March 31, 2005

Mr. John Petrillo

84-1 Meeker Road

Bernardsville, NJ 07924

Dear John:

I am pleased to confirm IDT Corporation’s offer to you, and your acceptance, of the positions of Chief Executive Officer and Chairman of the Board of Directors of IDT Spectrum, Inc. In these positions, you will be reporting directly to Howard Jonas and me as the Chief Executive Officer and Chairman of the Board, respectively, of IDT Corporation, IDT Spectrum’s ultimate parent. It is my understanding that your employment with IDT Spectrum officially started on March 17, 2005, the day that the IDT Spectrum Board of Directors approved your election to your CEO and Chairman of the Board positions.

Your Base Salary will be at the rate of $250,000 per year and you will receive an annual bonus equal to $250,000. In addition, after your acceptance and return of this letter, you will be granted shares of restricted Class B Common Stock of IDT Spectrum equal to 1.5% of the currently issued and outstanding shares of capital stock of IDT Spectrum (after adjustment for a forthcoming recapitalization). The vesting restrictions on one-third of your IDT Spectrum shares will lapse upon a qualified initial public offering of the capital stock of IDT Spectrum (that meets certain minimum criteria to be mutually agreed upon) if you remain employed by IDT Spectrum at that time. The vesting restrictions on the remaining two-thirds of your IDT Spectrum shares will lapse in two equal installments on the one-year and two-year anniversaries of such a qualified initial public offering of the capital stock of IDT Spectrum if you remain employed by IDT Spectrum at those times.

You will be eligible, on the first day of the month following your initial 90 days of employment, to participate in IDT’s medical, dental, life and disability programs, as well as in the IDT 401(k) plan, subject to the terms of the Plans. You will receive four weeks of paid vacation per year. You will also receive an automobile allowance of an amount that is standard for IDT’s executives and a designated spot in EDT’s parking garage at its Newark headquarters.

You are required to complete several administrative forms, including IDT’s Non-Disclosure/Non-Competition Agreement and an I-9 form, so it is necessary that you bring with you valid proof of your authorization to work in the United States (e.g. Driver’s License and Social Security card or Birth Certificate or Passport) to the Human Resources Department located on the 9th Floor of our headquarters in Newark. IDT also conducts investigations, including verification by a third party, of prior employment history, education and record of criminal conviction. Please be aware that false statements or failure to disclose information can result in your dismissal.

Please acknowledge your acceptance of our offer by signing below and returning to me within five days of the date of this letter.

We are very excited about you joining us at IDT.

Sincerely,

/s/ James A. Courter
James A. Courter Vice Chairman and CEO

Agreed and Accepted:

/s/ John Petrillo
John Petrillo

Date:     April 1, 2005

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